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                                                                    EXHIBIT 10.1

THIS AGREEMENT made as of this 16th day of May, 2006,

BETWEEN:

                     COTT CORPORATION, a corporation
                     incorporated under the laws of Canada

                     (hereinafter referred to as the "Corporation")

                                                               OF THE FIRST PART

                     - and -

                     Brent Willis, of the City of Tampa in the State of Florida

                     (hereinafter referred to as the "Executive")

                                                              OF THE SECOND PART

         WHEREAS the Corporation has determined to employ the Executive as President and Chief Executive Officer of the Corporation effective as of May 16, 2006;

         AND WHEREAS the Corporation and the Executive have agreed to enter into this Employment Agreement (hereinafter referred to as the "Agreement") to formalize in writing the terms and conditions reached between them governing the Executive's employment;

         NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE 1 - COMMENCEMENT AND TERM

1.1 TERM. Subject to earlier termination in accordance with this Section 1.1 or
Article 5 hereof, the term of the Executive's employment under this Agreement commences on May 16, 2006 (the "Employment Commencement Date") and shall continue for an indefinite term (the "Term") until one party gives no less than thirty (30) days notice to the other that he or it wishes to terminate the Executive's employment (a "Notice of Termination"). In the event that a Notice of Termination is delivered, the employment of the Executive shall end at the date specified in the Notice of Termination.

ARTICLE 2 - EMPLOYMENT

2.1 POSITION. Subject to the terms and conditions hereof, the Executive shall be employed by the Corporation in the office of President and Chief Executive Officer of the Corporation effective as of the Employment Commencement Date and shall perform such duties and exercise such powers and responsibilities of such office as are set forth in the Statement of Responsibilities - Chief Executive Officer attached hereto which has been approved by the
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                                      -2-

Board of Directors, as are contained in the by-laws of the Corporation and as are otherwise prescribed or specified from time to time by the Board of Directors of the Corporation. The Corporation confirms the Executive's appointment to the Board of Directors of the Corporation effective as of May 16, 2006 and agrees to submit the Executive's name for election to the Board of Directors of the Corporation at each annual meeting of the Corporation throughout the Term.

2.2 RESPONSIBILITIES. The Executive agrees to devote substantially all of his business time and attention to the business and affairs of the Corporation and to discharge the responsibilities assigned to the Executive. The Executive shall be entitled to serve as a director on external boards of directors only upon the prior written approval of the Corporation. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that any or all of the foregoing activities do not materially interfere with the proper performance of his duties and responsibilities as the Corporation's President and Chief Executive Officer.

2.3 NO EMPLOYMENT RESTRICTION. The Executive hereby represents and confirms that he is not bound by any restrictive covenants that would prevent his employment by the Corporation.

ARTICLE 3 - REMUNERATION

3.1 SALARY. During the Term, the Corporation shall pay the Executive a base salary (the "Base Salary") payable monthly in arrears. The Base Salary shall be $700,000 per annum (pro-rated for any period of employment less than a full calendar year), subject to annual review commencing January 2007 by the Board of Directors of the Corporation.

3.2 INCENTIVES.

         (a) ANNUAL SHORT-TERM INCENTIVES. The Executive shall be entitled to an annual performance-based bonus (the "Bonus") of an amount equal to one hundred percent (100%) of Base Salary for achievement of specified target goals (the "Target Bonus") and up to an additional one hundred percent (100%) of Base Salary for achievement of performance goals in excess of the target goals (the "Excess Bonus"). The performance goals and measures shall be established by the Human Resources and Compensation Committee of the Board of Directors, subject to approval by the Board of Directors each year. The goals shall be set forth in writing and achievement of the specified target goals and of specified performance goals in excess of the target goals shall be determined by the Board in its sole discretion. A Bonus shall be earned and payable for fiscal years beginning after December 23, 2006 only upon completion of the relevant fiscal year and provided the Executive is actively and continuously employed for the full duration thereof unless otherwise provided herein. For the fiscal year ending December 30, 2006, the Executive, if actively and continuously employed from his employment commencement date to December 30, 2006, shall receive: (i) a guaranteed Target Bonus equal to a fractional portion of $700,000 where the numerator of such fraction is the number of days of his employment during such fiscal year and the denominator is 365 and (ii) such other amount as may be determined by the Board of Directors of the Corporation based upon the Executive


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exceeding specific performance goals to be set for the Executive. Other than for the fiscal year ending December 30, 2006, there shall be no pro-rating of any Bonus and no Bonus will be payable with respect to a fiscal year during which the Executive's employment terminates unless otherwise provided herein. The Bonus, if earned with respect to each fiscal year, shall be paid no later than the last day of the month of February following the end of the fiscal year. The Executive shall also be eligible to participate in the Executive Investment
Share Purchase Plan of the Corporation if goals in excess of the target goals are met, subject to the vesting and other requirements of such Plan. The Executive Investment Share Purchase Plan is governed by its terms and is subject to amendment to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

         (b) LONG-TERM INCENTIVES. The Executive shall be eligible to participate in the Corporation's Performance Share Unit Plan (or successor plan) beginning in 2007 which Plan shall provide for a potential award each year of two hundred percent (200%) of Base Salary, subject to the vesting and other requirements of such Plan. The Plan is governed by its terms and is subject to amendment to comply with the requirements of section 409A of the Code. For 2006 only, the Executive shall receive a cash payment ("Cash Payment") equal to a fractional portion of $1,400,000 where the numerator of such fraction is the number of days of his employment during such fiscal year and the denominator is 365, plus a gross-up payment to reimburse the Executive for U.S. federal and state income tax payable with respect thereto. The Cash Payment shall be paid promptly following the Employment Commencement Date; the gross-up payment shall be paid on April 30, 2007. Executive agrees that this Cash Payment shall be used by him solely for the purchase of common stock of the Corporation which must be held by Executive for a minimum of three years unless Executive's employment is terminated prior to the end of such three-year period or unless there is a Change of Control (as defined in Section 5.4). In addition if Executive voluntarily terminates employment except for Good Reason (as defined in Section 5.3) or is terminated for Just Cause (as defined in Section 5.1) prior to his third anniversary of employment, Executive agrees to transfer, for no additional consideration, a pro-rata portion (based on the number of days remaining in such three year period) of such shares to the Corporation or as it shall direct.

         (c) ONE-TIME PERFORMANCE SHARE UNIT AWARD. As an inducement to acceptance of this Employment Agreement, Executive shall be awarded Performance Share Units effective on his Employment Commencement Date with a fair market value on such date of $1,500,000 which will, in addition to the vesting requirements of the Performance Share Unit Plan, vest on the third anniversary of Executive's Employment Commencement Date and be paid as if the last day of the "Performance Cycle" under the Performance Share Unit Plan was such date; provided Executive is employed on such date and provided the specified performance goals under the Performance Share Unit Plan have been achieved. The specified performance goals for this award will be established and communicated in writing to Executive within 90 days following Executive's Employment Commencement Date.

         (d) ADDITIONAL ONE-TIME STOCK AND CASH AWARD. As an additional inducement to acceptance of this Employment Agreement, the Corporation shall grant to Executive on his Employment Commencement Date a restricted stock unit award to be earned over three years and to be paid in common shares of the Corporation. The number of stock units (each


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                                      -4-

representing one share of common stock of the Corporation) subject to the award shall be 204,000, such number being determined by dividing $3,176,375 by the fair market value of a share of the Corporation's common stock at the end of business on the Executive's Employment Commencement Date. The award shall vest over three years on the anniversary each year of the Executive's Employment Commencement Date provided the Executive is employed by the Corporation on each such anniversary date as follows: 33 1/3% on the first anniversary; an additional 33 1/3% on the second anniversary; and the remaining 33 1/3% on the third anniversary. All numbers shall be rounded down to the next whole number; no fractional shares shall be paid. Payment shall be made within 30 days of each anniversary date; provided, however, that vesting and payment shall also occur as provided in Sections 5.2 and 5.4. In addition, the Corporation shall pay to Executive on his Employment Commencement Date a cash award of $945,000.

3.3 BENEFITS AND PERQUISITES.

         (a) The Executive shall be entitled to participate in all of the Corporation's benefit plans made available to the employees and senior executives of the Corporation, in accordance with the terms of such plans. In addition, the Corporation will provide supplemental disability benefits in an amount such that the total of all disability benefits payable to the Executive in the event of his disability will equal 60% of his Base Salary. The Corporation will also reimburse the Executive up to $5,000 each year for an annual health check-up.

         (b) The Executive shall also receive any other perquisites made available to senior executives of the Corporation located in the United States.

         (c) The Executive is not entitled to any other benefit or perquisite other than as specifically set out in this Agreement or agreed to in writing by the Corporation.

3.4 VACATION. The Executive shall be entitled to five weeks' vacation with pay annually. Such vacation shall be taken at a time or times acceptable to the Corporation having regard to its operations. Accumulated vacation may be not carried over from year to year except with the written approval of the Corporation.

3.5 EXPENSES.

         (a) Consistent with its corporate policies as established from time-to-time, the Corporation agrees to reimburse the Executive for all expenses reasonably incurred in connection with the performance of his duties upon being provided with proper vouchers or receipts.

         (b) The Corporation agrees to reimburse to the Executive for all reasonable legal and accounting expenses incurred in the negotiation and documentation of this Agreement in an amount not to exceed $25,000.

         (c) In the event the Executive's relocation expenses from Shanghai, China to Tampa, Florida are not reimbursed by his current employer, the Corporation agrees to reimburse such expenses and to reimburse the Executive for any U.S. income tax payable with respect thereto. The reimbursement amount for U.S. income tax shall be paid on April 30, 2007. Executive agrees to use all reasonable efforts to obtain reimbursement from his current employer. The


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                                      -5-

Corporation shall also reimburse the Executive for expenses he incurs with respect to temporary housing in the Tampa area for a period of up to six months.

ARTICLE 4 - COVENANTS OF THE PARTIES

4.1 CONFIDENTIALITY.

         (a) The Executive acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Corporation hereunder, the Executive will have access to and will be entrusted with information that would reasonably be considered confidential to the Corporation or its Affiliates, the disclosure of which to competitors of the Corporation or its Affiliates or to the general public, will be highly detrimental to the best interests of the Corporation or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Corporation. Except as may be required in the course of carrying out his duties hereunder, the Executive covenants and agrees that he will not disclose, for the duration of this Agreement or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Corporation that have a need to know such information, nor shall the Executive use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Corporation, nor will he disclose nor use for any purpose, other than for those of the Corporation or its Affiliates, any other information which he may acquire during his employment with respect to the business and affairs of the Corporation or its Affiliates. Notwithstanding all of the foregoing, the Executive shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that the Executive shall first have:

                  (i)      notified the Corporation;

                  (ii) consulted with the Corporation on whether there is an obligation or defense to providing some or all of the requested information;

                  (iii) if the disclosure is required or deemed advisable, cooperate with the Corporation in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.

In addition, Executive may disclose information relating to his own compensation and benefits to his spouse, attorneys, financial advisors and taxing authorities.

         (b) For the purposes of this Agreement, "Affiliate" shall mean, with respect to any person or entity (herein the "first party"), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term "control" as used herein (including the terms "controlled by" and "under common control with") means the possession,, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.
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                                      -6-

4.2 INVENTIONS. The Executive acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Executive prior to or during his employment relating to the business or affairs of the Corporation, shall belong to the Corporation. In connection with the foregoing, the Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Board of Directors from time to time.

4.3 CORPORATE OPPORTUNITIES. Any business opportunities related to the business of the Corporation which become known to the Executive during his employment hereunder must be fully disclosed and made available to the Corporation by the Executive, and the Executive agrees not to take or attempt to take any action if the result would be to divert from the Corporation any opportunity which is within the scope of its business.

4.4 RESTRICTIVE COVENANTS.

         (a) The Executive will not at any time, without the prior written consent of the Corporation, during the Term of this Agreement or for a period of 24 months after the termination of the Executive's employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

                  (i) anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit the Executive's name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

                  (ii) for the purpose, or with the effect, of competing with any business of the Corporation, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Corporation or any Affiliate at the time the Executive ceased to be employed by the Corporation or who was a client during the 12 months immediately preceding such time;

                  (iii) solicit or offer employment to any person employed or engaged by the Corporation or any Affiliate at the time the Executive ceased to be employed by the Corporation or who was an employee during the 12-month period immediately preceding such time.

         (b) For the purposes of the Agreement:

                  (i) "Territory" shall mean the countries in which the Corporation and its subsidiaries conduct the Business;

                  (ii) "Business" shall mean the business of manufacturing, selling or distributing carbonated soft drinks, juices, water and other non-alcoholic


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                                      -7-

                           beverages to the extent such other non-alcoholic beverages contribute, or are contemplated or projected to contribute, materially to the profits of the Corporation at the time of the Executive's termination of employment.

         (c) Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange in Canada or the United States or on the NASDAQ.

4.5 INSIDER POLICIES. The Executive will comply with all applicable securities laws and the Corporation's Insider Trading Policy and Insider Reporting Procedures (copies of which have been provided to the Executive) in respect of any stock options issued to the Executive and other shares of the Corporation acquired by the Executive.

4.6 NONDISPARAGEMENT. The Executive shall not disparage the Corporation or any of its affiliates, directors, officers, employees or other representatives in any manner and shall in all respects avoid any negative criticism of the Corporation.

4.7 GENERAL PROVISIONS.

         (a) The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this Article 4, the Corporation's remedy in the form of monetary damages will be inadequate and that the Corporation shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

         (b) The parties acknowledge that the restrictions in this Article 4 are reasonable in all of the circumstances and the Executive acknowledges that the operation of restrictions contained in this Article 4 may seriously constrain his freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

         (c) Each and every provision of these Sections 4.1, 4.2, 4.3, 4.4, 4.5,
4.6 and 4.7 hereunder shall survive the termination of this Agreement or the Executive's employment hereunder (regardless of the reason for such termination).

ARTICLE 5 - TERMINATION OF EMPLOYMENT

5.1 TERMINATION BY THE CORPORATION FOR JUST CAUSE, DISABILITY OR DEATH OR NOTICE OF TERMINATION.

         (a) The Corporation may terminate this Agreement and the Executive's employment hereunder without payment of any compensation either by way of anticipated earnings or
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                                      -8-

damages of any kind at any time for Just Cause, Disability or death of the Executive, or by delivery of a Notice of Termination to the Executive.

         (b) For purposes of this Agreement "Just Cause" shall mean:

                  (i) the Executive pleads guilty or no contest to, or is convicted of any act which is defined as a felony under federal or state law,

                  (ii) the Executive, in carrying out his duties, engages in conduct that constitutes wilful gross neglect or wilful gross misconduct (including wilful breach of fiduciary duties) resulting in either case, in material economic harm to the Corporation; or

                  (iii) the Executive commits a wilful and material breach of this Agreement or commits a wilful act of misappropriation or fraud against the Corporation or its property.

                  There shall be no termination for Just Cause without the Executive first being given written notice of the basis for termination for Just Cause and an opportunity to be heard by the Board of Directors.

         (c) For the purposes of this Agreement, "Disability" shall have occurred if the Executive has been unable due to illness, disease, or mental or physical disability (in the opinion of a qualified medical practitioner who is satisfactory to the Executive and the Corporation acting reasonably), to substantially perform the duties and responsibilities of his employment with the Corporation for any consecutive six (6) month period or the Executive has been declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

                  If the Executive and the Corporation cannot agree on a qualified medical practitioner, each party shall select a medical practitioner, and the two practitioners shall select a third who shall be the approved medical practitioner for this purpose.

         (d) In the event of termination of employment as a result of Disability or Death, Executive shall receive the portion of his Base Salary which is payable to the date of termination of employment as provided in Section 3.1, and a pro-rata portion to the date of termination of employment of the Target Bonus that would have been paid for the year to him upon accomplishment of the target goal. The final portion of his Base Salary shall be paid on the regularly scheduled pay date coincident with or next following the date of termination of employment. The pro-rata Target Bonus shall be paid on the last day of the first month following Death or Disability. Stock options and performance share units shall vest in accordance with the terms of the plans governing those options and units. If such termination of employment occurs before the entire stock award in
Section 3.2(d) vests, the unvested portion terminates.

5.2 TERMINATION BY THE CORPORATION WITHOUT CAUSE.
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                                      -9-

         (a) If the Executive's employment is terminated by the Corporation, including delivery by the Corporation of a Notice of Termination, for any reason other than for Just Cause, Disability, or death of the Executive, and Section
5.4 is not applicable, then the Corporation shall pay to the Executive within 30 days of the date of his termination of employment, or if a six month delay is required in order to comply with Code section 409A, on the first business day of the seventh month following the month in which termination of employment occurred, a lump sum amount equal to the sum of (i) two times his annual Base Salary at the time of his termination of employment and (ii) two times his Target Bonus for the year in which the termination occurs, plus a pro-rata portion to the date of termination of employment of the Target Bonus that would have been paid for the year to him upon accomplishment of the target goal. The Executive shall also receive that portion of his Base Salary which is payable to the date of termination of employment as provided in Section 3.1. The final portion of his Base Salary payable for services performed to the date of termination shall be paid on the regularly scheduled pay date coincident with or next following the date of termination of employment. In addition, the stock award in Section 3.2(d) shall vest, if not already fully vested, on the date of termination of employment and shall be paid in full within 30 days of the date of his termination of employment, provided, however, if such vesting does not constitute the lapse of a substantial risk of forfeiture as defined under Code section 409A and the guidance issued thereunder, each remaining one-third portion shall be paid on the anniversary date on which it would have been paid as specified in Section 3.2(d) had the Executive continued to be employed by the Corporation. The Performance Share Unit award in Section 3.2(c) if not already fully vested shall vest to the maximum extent as would be permitted under the Performance Share Unit Plan and shall be paid at the same time as an award under that Plan, except that the last day of the "Performance Cycle" shall be the third anniversary of the Executive's Employment Commencement Date.

         (b) In the event of the termination of the Executive's employment under this Section 5.2, the Corporation shall, to the extent it may do so legally and in compliance with the Corporation's benefit plans in existence from time to time, continue all group insurance benefits at a level equivalent to those provided to the Executive immediately prior to the termination for a period until the date which is 24 months following the date of termination, provided that, the benefits contemplated by this sub-paragraph shall terminate on the date the Executive obtains alternate employment providing comparable benefits.

         (c) For purposes of this Section 5.2 and of Sections 5.3 and 5.4, termination of employment shall mean separation from service within the meaning of Proposed Treas. Reg. Section 1.409A 1(h) or any successor thereto.

5.3 TERMINATION BY THE EXECUTIVE FOR GOOD REASON.

         (a) The Executive may terminate his employment at any time for Good Reason upon the occurrence, without the express written consent of the Executive, of any of the following:

                  (i) a material diminution in the Executive's title or duties or assignment to the Executive of materially inconsistent duties;
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                                      -10-

                  (ii) a reduction in the Executive's then current Base Salary or Target Bonus opportunity as a percentage of Base Salary except for reductions applicable to all senior management;

                  (iii) a change in the reporting structure so that the Executive no longer reports directly to the Board;

                  (iv) relocation of the Executive's principal place of employment to a location other than the Tampa, Florida, or Toronto, Ontario, areas unless such relocation is effected at the request of the Executive or with the Executive's approval;

                  (v) a material breach by the Company of any provisions of this Agreement;

                  (vi) the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Corporation within fifteen (15) days after a merger, consolidation, sale or similar transaction; or

                  (vii) for purposes of Section 5.4 below only, in the event of a Change in Control of the Company, Executive is not offered the same or equivalent position or more responsible position in the newly combined entity.

                  There shall be no termination for Good Reason without written notice from Executive describing the basis for the termination and the Company's having a reasonable period to cure.

         (b) In the event the Executive Terminates his employment for Good Reason under this Section 5.3, he shall be entitled to the same payment and benefits provided in Section 5.2 above.

5.4 TERMINATION UPON A CHANGE OF CONTROL.

         (a) If, upon a Change of Control, as a consequence of the Change of Control prior to the Change of Control, or within 12 months following a Change of Control, the Executive's employment is terminated without Just Cause or if the Executive terminates his employment for Good Reason in the manner and within the time specified below following a Change of Control, the Executive shall be entitled to the payments and benefits provided in this Section 5.4. The Executive may terminate his employment for Good Reason by providing written notice to the Corporation within six months of the occurrence of such Change of Control, in which case the effective date of the termination of the Executive's employment shall be 30 days from the date of such written notice.

         (b) For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any one or more of the following:
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                                      -11-

                  (i) a take-over bid (within the meaning of the Securities Act (Ontario)), other than a take-over bid exempt from the requirements of Part XX of such Act pursuant to subsections 93(1)(b) or (c) thereof, is completed in respect of more than twenty percent (20%) of the Corporation's common shares and the majority of the members who were members of the Board of Directors of the Corporation prior to completion of such take-over bid are replaced within 60 days following completion of such takeover bid, or

                  (ii) any of the following occur: (A) any consolidation, merger or amalgamation of the Corporation with or into any other corporation whereby the voting shareholders of the Corporation immediately prior to such event receive less than 50% of the voting shares of the consolidated, merged or amalgamated corporation; (B) a sale by the Corporation of all or substantially all of the Corporation's undertakings or assets; (C) a proposal by or with respect to the Corporation being made in connection with a liquidation, dissolution or winding up of the Corporation; (D) any reorganization, reverse stock split or recapitalization of the Corporation that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

         (c) In the event of termination of the Executive's employment pursuant to this Section 5.4, then the following provisions shall apply:

                  (i) The Corporation shall pay to the Executive within 30 days of the date of termination of employment, or if a six month delay is required to comply with Code section 409A, on the first business day of the seventh month following the month in which termination of employment occurs, a lump sum amount equal to the sum of (i) three times his Base Salary at the date of his termination of employment and (ii) three times his Target Bonus for the year in which such termination occurs. In addition, the stock award in Section 3.2(d) shall vest, if not already fully vested, on the date of termination of employment and shall be paid in full within 30 days of the date of termination of employment, provided, however, if such vesting does not constitute the lapse of a substantial risk of forfeiture as defined under Code section 409A and the guidance issued thereunder, each remaining one-third portion shall be paid on the anniversary date on which it would have been paid as specified in Section 3.2(d) had the Executive continued to be employed by the Corporation. The Performance Share Unit award in Section 3.2(c) if not already fully vested shall vest to the maximum extent as would be permitted under the Performance Share Unit Plan (including acceleration of vesting subject to Board or Committee discretion) and be paid at the same time as an award which vests under Section 5.3 of that Plan. Notwithstanding the foregoing, if payment is to be made under this Section 5.4 within the first three years of the Executive's employment and if the payment provided for under this

                           Section 5.4(c)(i), alone or together with any other payments and/or benefits to be made to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, would constitute a parachute payment, as defined in Code section 280G(b)(2), such payments shall be reduced so that the present value of the aggregate payments shall be 299.99% of the Executive's base amount, as defined in Code section 280G, if such reduction would result in the Executive retaining on an after-tax basis, an amount equal to or greater than the Executive would retain after payment of all taxes, including the parachute excise tax, if such payments were not reduced. Following the third anniversary of the Executive's employment, if any amount becomes payable under this Section 5.4 and if such payment, alone or together with any other payment, would constitute a parachute payment, such payments shall be reduced so that the present value of the aggregate payments shall be 299.99% of the Executive's base amount so that no portion of the amounts received by the Executive will be subject to the excise tax imposed by Code section 4999. In either case if such reduction occurs, the Executive may designate the payment or portion thereof to be reduced.

                  (ii) The Corporation shall continue, to the extent it may do so legally and in compliance with the Corporation's benefit plans in existence from time to time, all group insurance benefits at a level equivalent to those provided to the Executive immediately prior to the termination for a period until the date which is 36 months following the date of termination.

                  (iii) The determination of whether payments made upon a Change of Control constitute a parachute payment, as provided in (i) above, and, if so, the amount to be paid to the Executive shall be made by an independent auditor (the "Auditor") jointly selected by the Corporation and the Executive and paid by the Corporation. The Auditor shall be a nationally recognized United States public accounting firm. If the Executive and the Corporation cannot agree on the firm to serve as the Auditor, then the Executive and the Corporation shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding anything to the contrary, however, in the event that the foregoing parachute payment determination shall be challenged by the Internal Revenue Service, the final resolution of such challenge (by way of settlement or court decision) shall govern for purposes of computing any applicable limitation under (i) above, and the Executive shall repay to the Corporation any adjustment amount that results from such recomputation, together with interest on such adjustment amount computed at the applicable Federal rate as of the date of the original payment to the Executive under (i) above.

         (d) A termination of employment will be deemed for Good Reason as provided in Section 5.3.

5.5 VOLUNTARY RESIGNATION; RETIREMENT. In the event the Executive wishes to resign his employment voluntarily, he shall provide at least one hundred and twenty (120) days' notice in writing to the Corporation. The Corporation may waive such notice in whole or in part by paying the Executive's Base Salary and continuing his group benefits and perquisites to the effective date of resignation. In the case of a voluntary termination, other than with Good Reason, by Executive or a termination by the Corporation for Just Cause, the Corporation shall have no further obligation to the Executive except as expressly set out herein.

5.6 PAYMENT TO DATE OF TERMINATION. Regardless of the reasons for the termination, the Corporation shall make payment to the Executive to the effective date of termination for all Base Salary, any accrued but unpaid vacation entitlements, and, other than in the event of a termination for Just Cause, any other amounts earned, accrued (excluding, for greater certainty, any bonus amounts for the year of termination) or owing to the Executive but not yet paid as well as other or additional benefits in accordance with applicable plans or programs of the Corporation.

5.7 RETURN OF PROPERTY. Upon any termination of his employment, the Executive shall forthwith deliver or cause to be delivered to the Corporation all books, documents, computer disks, and diskettes and other electronic data, effects, money, securities, or other property belonging to the Corporation or for which the Corporation is liable to others, which are in the possession, charge, control or custody of the Executive.

5.8 RELEASE. The Executive acknowledges and agrees that the payments pursuant to this Article shall be in full satisfaction of all terms of termination of his employment, including termination pay and severance pay pursuant to applicable employment standards or other legislation. Except as otherwise provided in this Article, the Executive shall not be entitled to any further termination payments, damages or compensation whatsoever. As condition precedent to any payment pursuant to this Article, the Executive agrees to deliver to the Corporation prior to any such payment, a full and final release from all actions or claims in connection therewith in favour of the Corporation, its affiliates, subsidiaries, directors, officers, employees and agents, in the form satisfactory to the Corporation, acting reasonably.

5.9 NO MITIGATION OR SET-OFF; NATURE OF PAYMENTS. In the event of any termination of employment under this Article 5, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Agreement and there shall be no set-off from any payment due to the Executive pursuant to this Agreement of any amounts owed by him to the Corporation by reason of purchases, advances, loans, or other similar contractual obligations to pay money. This provision shall be applied so as not to conflict with any applicable legislation. Any amounts due under this Article 5 are in the nature of severance payments considered to be reasonable by the Corporation and are not in the nature of a penalty.

ARTICLE 6 - DIRECTORS AND OFFICERS

6.1 RESIGNATION. If the Executive is a director or officer at the relevant time, the Executive agrees that after termination of his employment with the Corporation he will tender his resignation from any position he may hold as an officer or director of the Corporation or any of its affiliated or related companies.

6.2 INSURANCE. The Corporation shall maintain such directors' and officers' liability insurance for the benefit of the Executive in accordance with corporate policies and as generally provided to the directors of the Corporation.

6.3 INDEMNIFICATION. The Corporation agrees that, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member employee or agent, the Executive shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation's certificate of incorporation or bylaws or resolutions of the Corporation's Board of Directors or, if greater, by the laws of the Province of Ontario, and the federal Laws of Canada applicable to the Corporation, against all cost, expense, liability, and loss (including, without limitation, attorney's fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Corporation or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Corporation shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Corporation of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such cost and expenses.

ARTICLE 7 - ARBITRATION

7.1 All matters in difference between the parties in relation to this Agreement, shall be referred to the arbitration of a single arbitrator, if the parties agree upon one, otherwise to three arbitrators, one to be appointed by the Corporation and one to be appointed by the Executive and a third to be chosen by the first two arbitrators named before they enter upon the business of arbitration. The arbitration shall be conducted in Toronto in accordance with the Arbitrations Act (Ontario) as it may from time to time be amended. The award and determination of the arbitrator or arbitrators or any of two of three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns. Each party shall be responsible for its or his own expenses with respect to the arbitration.

ARTICLE 8 - AMENDMENT

8.1 The Corporation and Executive recognize that certain amounts which may become payable under this Agreement are or may be subject to Code section 409A, that final guidance under Code section 409A has not been issued but is anticipated in the near future, and that failure to comply with Code section 409A will result in adverse tax consequences to the Executive. Therefore, Corporation and Executive agree to the amendment of this Agreement following the issuance of such final guidance to the extent necessary with respect to amounts which may become payable hereunder either to ensure the exemption of such amounts from the requirements of Code section 409A or to comply with the requirements of Code section 409A.

ARTICLE 9 - CONTRACT PROVISIONS

9.1 HEADINGS. The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

9.2 INDEPENDENT ADVICE. The Corporation and the Executive acknowledge and agree that they have each obtained independent legal advice in connection with this Agreement 'and they further acknowledge and agree that they have read, understand and agree with all of the terms hereof and that they are executing this Agreement voluntarily and in good faith.

9.3 GENDER. Words denoting any gender include both genders.

9.4 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the court of the Province of Ontario with respect to any matters arising out of this Agreement.

9.5 ENTIRE AGREEMENT. This Agreement, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to such employment for the Executive. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

9.6 SEVERABILITY. If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

9.7 NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

         (a) in the case of the Corporation:

             Cott Corporation
             207 Queen's Quay West

             Suite 340
             Toronto, Ontario
             M5J 1A7
             Facsimile:  (416) 203-6207
             Attention:  Chairman
             -and
             Attention:  General Counsel

         (b) in the case of the Executive:

             to the last address of the Executive
             in the records of the Corporation
             and its subsidiaries

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

9.8 SUCCESSORS. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective personal or legal representatives, heirs, executors, administrators, successors and assigns.

9.9 SURVIVORSHIP. Upon the termination of Executive's employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

9.10 TAXES. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation.

9.11 CURRENCY. All dollar amounts set forth or referred to in this Agreement refer to U.S. currency.

9.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              COTT CORPORATION

                              Per:  /s/ Frank E. Weise
                                    --------------------------------------------
                                    Chairman of the Board of Directors
                                    I have the authority to bind the Corporation

                              Per:
                                    --------------------------------------------

                                    I have the authority to bind the Corporation

SIGNED, SEALED AND DELIVERED
     in the presence of

                                             /s/ Brent D. Willis             l/s
-------------------------------------        --------------------------------
                                             Brent D. Willis

                                  BRENT WILLIS

                                COTT CORPORATION

                          STATEMENT OF RESPONSIBILITIES

                           - CHIEF EXECUTIVE OFFICER -

The Chief Executive Officer of Cott Corporation (the "Corporation") shall be responsible for directing the Corporation with the objective of providing maximum profit and return on invested capital, establishing short-term and long-term objectives, plans, performance standards and policies subject to the approval of the Board of Directors. To that end, the Chief Executive Officer will be ultimately responsible for:

         - Preparing, at least annually, a statement of objectives, plans, performance standards and policies for the Corporation, which shall be reviewed by the Human Resources, Compensation and Corporate Governance Committee and shall be approved by the Board of Directors.

         - Ensuring that the Corporation's material operating plans, performance standards and policies are uniformly understood and properly interpreted and administered by subordinates.

         - Presenting proposed operating and capital expenditure budgets for review and approval by the Board of Directors.

         - Directing all investigations and negotiation pertaining to material acquisitions or dispositions, mergers and joint ventures.

         - Representing the Corporation as appropriate in its relationship with major customers, suppliers, competitors, commercial and investment bankers, investment analysts, the media, security holders, government agencies, professional associations, unions, employees and the public generally.

         - Analyzing the operating results of the Corporation and its principal divisions relative to established objectives and taking appropriate steps to correct unsatisfactory conditions.

         - Making recommendations to the Human Resources, Compensation and Corporate Governance Committee as regards Senior Officer succession planning and compensation.

         - Making recommendations to the Board of Directors as to the adequacy and soundness of the Corporation's financial structure and reviewing projections of working capital requirements.

         - Delegating any or all of the above-noted responsibilities and maintaining ultimate supervisory responsibility to ensure that they are performed.